Press Release

F.N.B. Corporation Reports Second Quarter 2018 Earnings
Earnings per Share Increase 18% Year-over-Year
PITTSBURGH, PA - July 24, 2018 -- F.N.B. Corporation (NYSE: FNB) reported earnings for the second quarter of 2018 with net income available to common stockholders of $83.2 million, or $0.26 per diluted common share. Comparatively, second quarter of 2017 net income available to common stockholders totaled $72.4 million, or $0.22 per diluted common share, and first quarter of 2018 net income available to common stockholders totaled $84.8 million, or $0.26 per diluted common share.
On an operating basis, second quarter of 2018 earnings per diluted common share (non-GAAP) was $0.27, excluding the after-tax impact of $5.2 million of costs related to branch consolidations as well as the after-tax impact of a $0.7 million discretionary 401(k) contribution made following tax reform. Of the branch consolidation costs, $2.3 million (after-tax) were included in non-interest expense and $2.9 million (after-tax) were booked as a loss on fixed assets reducing non-interest income. Second quarter of 2017 operating earnings per diluted common share (non-GAAP) was $0.23, excluding the after-tax impact of $0.9 million of merger-related expenses.
"During the second quarter of 2018, FNB produced record results with operating earnings per share of $0.27, increasing 17% compared to prior year, and total revenue surpassed $300 million for the first time in our history,” said Vince J. Delie Jr., Chairman, President and Chief Executive Officer.  “Operating net income increased 22% compared to the prior year, led by solid loan and deposit growth and excellent results in nearly all of our fee-based businesses.  Capital markets, mortgage banking, insurance, brokerage and wealth management all benefited from increased contributions from our Carolina markets, which have experienced significant growth compared to the prior year.  Additionally, the quarter reflects the successful completion of several strategic initiatives that better position our balance sheet and enhance our long-term growth prospects, while maintaining our risk profile.”

Second Quarter 2018 Highlights
(All comparisons refer to the second quarter of 2017, except as noted)

•	Growth in total average loans was $1.1 billion, or 5.3%, with average commercial loan growth of $570 million, or 4.4%, and average consumer loan growth of $514 million, or 6.9%.

•
Total average deposits increased $1.3 billion, or 6.3%, which included an increase in average non-interest bearing deposits of $298 million, or 5.4%, and an increase in average time deposits of $1.0 billion, or 26.7%.

•	The loan to deposit ratio was 96.1% at June 30, 2018, compared to 97.5%.

•	The net interest margin (FTE) (non-GAAP) expanded 9 basis points to 3.51% from 3.42%.

•	Total revenue increased 6.9% to $304 million, reflecting a 9.6% increase in net interest income, partially offset by a 1.8% decrease in non-interest income.

•
Non-interest income decreased $1.2 million or 1.8%. Excluding the loss on fixed assets related to branch consolidations, non-interest income increased $2.5 million or 3.8%, with continued growth in wealth management, capital markets, and mortgage banking.

•	The efficiency ratio totaled 55.6%, compared to 54.3%.

•	The annualized net charge-offs to total average loans ratio increased to 0.34% from 0.23%.

•	The ratio of the allowance for loan losses to total loans and leases increased 1 basis point to 0.82%.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.  "Incremental purchase accounting accretion" refers to the difference between total accretion and the estimated coupon interest income on acquired loans. "Organic growth" refers to growth excluding the benefit of initial balances from acquisitions.

Quarterly Results Summary	2Q18	1Q18	2Q17
Reported results
Net income available to common stockholders (millions)	$83.2	$84.8	$72.4
Net income per diluted common share	$0.26	$0.26	$0.22
Book value per common share (period-end)	$13.47	$13.37	$13.26
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$89.1	$84.8	$73.3
Operating net income per diluted common share	$0.27	$0.26	$0.23
Tangible common equity to tangible assets (period-end)	6.79%	6.78%	6.83%
Tangible book value per common share (period-end)	$6.26	$6.14	$6.00
Average Diluted Common Shares Outstanding (thousands)	325,730	325,767	324,868
Significant items influencing earnings[1] (millions)
Pre-tax merger-related expenses	$—	$—	$(1.4)
After-tax impact of merger-related expenses	$—	$—	$(0.9)
Pre-tax discretionary 401(k) contribution	$(0.9)	$—	$—
After-tax impact of discretionary 401(k) contribution	$(0.7)	$—	$—
Pre-tax branch consolidation costs	$(6.6)	$—	$—
After-tax impact of branch consolidation costs	$(5.2)	$—	$—
(1) Favorable (unfavorable) impact on earnings
Year-to-Date Results Summary	2018	2017
Reported results
Net income available to common stockholders (millions)	$167.9	$93.4
Net income per diluted common share	$0.52	$0.33
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$173.9	$127.7
Operating net income per diluted common share	$0.53	$0.45
Average Diluted Common Shares Outstanding (thousands)	325,729	282,285
Significant items influencing earnings[1] (millions)
Pre-tax merger-related expenses	$—	$(54.1)
After-tax impact of merger-related expenses	$—	$(36.1)
Pre-tax merger-related net securities gains	$—	$2.6
After-tax impact of net merger-related securities gains	$—	$1.7
Pre-tax discretionary 401(k) contribution	$(0.9)	$—
After-tax impact of discretionary 401(k) contribution	$(0.7)	$—
Pre-tax branch consolidation costs	$(6.6)	$—
After-tax impact of branch consolidation costs	$(5.2)	$—
(1) Favorable (unfavorable) impact on earnings

Second Quarter 2018 Results – Comparison to Prior-Year Quarter
Net interest income totaled $239.4 million, increasing $20.9 million or 9.6%. The net interest margin (FTE) (non-GAAP) expanded 9 basis points to 3.51% and included $5.8 million of incremental purchase accounting accretion and $10.2 million of cash recoveries, compared to $0.5 million and $1.1 million, respectively, in the second quarter of 2017. The tax equivalent adjustment to net interest income totaled $3.3 million, compared to $4.5 million, primarily due to the lower federal statutory tax rate. The impact of the tax equivalent adjustment to net interest margin was 0.05%, compared to 0.07% in the same quarter last year. Total average earning assets increased $1.6 billion, or 6.1%, due to average loan growth of $1.1 billion and a $0.6 billion increase in average securities.
Average loans totaled $21.4 billion and increased 5.3%, due to strong growth in the commercial and consumer portfolios. Average commercial loan growth totaled $570 million, or 4.4%, led by strong commercial origination activity in the Cleveland and Mid-Atlantic (Greater Baltimore-Washington D.C. markets) regions and continued growth in the equipment finance and asset-based lending businesses. Average consumer loan growth was $514 million, or 6.9%, as growth in residential mortgage loans of $401 million or 16.6% and indirect auto loans of $315 million or 24.0% was partially offset by declines in direct installment and consumer line of credit average balances.
Average deposits totaled $22.5 billion and increased $1.3 billion, or 6.3%, reflecting growth in noninterest bearing deposits of $298 million and growth in time deposits of $1.0 billion. The loan-to-deposit ratio was 96.1% at June 30, 2018, compared to 97.5% at June 30, 2017.
Non-interest income totaled $64.9 million, decreasing $1.2 million, or 1.8%, from the prior-year quarter, primarily due to a $3.7 million loss on fixed assets related to branch consolidations. Trust income increased $0.8 million, or 13.2%, and securities commissions increased $0.6 million, or 16.4%, reflecting organic growth and increased brokerage activity. Capital markets increased $0.9 million, or 17.0%, from the prior-year quarter, reflecting increased syndication fees and international banking activity, and continued solid contributions from swap fees. Mortgage banking income increased $0.8 million or 14.8% from the prior-year quarter, largely due to increased contributions from the Mid-Atlantic (Baltimore-Washington D.C.) and Carolina markets.
Non-interest expense totaled $183.0 million, which included $2.9 million of expenses related to branch consolidations and $0.9 million of expenses related to a discretionary 401(k) contribution made following tax reform. Non-interest expense increased 11.8% compared to the prior-year quarter, which included $1.4 million of merger-related expenses. The primary driver of the increase in non-interest expense was a 16.2% increase in salaries and employee benefits, which included items such as a large medical insurance claim of $2.6 million, normal employee merit raises and restricted stock awards at the start of the quarter, a $1.0 million payroll tax rate adjustment, and $1.3 million in additional wage increases for hourly employees instituted following tax reform. Occupancy and equipment expense increased $2.9 million from the prior-year quarter. The efficiency ratio (non-GAAP) increased to 55.6% from 54.3%.
The ratio of non-performing loans and other real estate owned (OREO) to total loans and OREO decreased 17 basis points to 0.61% due to continued favorable trends in asset quality, as well as the sale of $16 million of non-performing loans in June 2018. For the originated portfolio, the ratio of non-performing loans and OREO to total loans and OREO decreased 37 basis points to 0.71%. Total delinquency remains at satisfactory levels, and total originated delinquency, defined as total past due and non-accrual originated loans as a percentage of total originated loans, improved 31 basis points to 0.68%, compared to 0.99% at June 30, 2017.
The provision for loan losses totaled $15.6 million, compared to $16.8 million in the prior-year quarter. Net charge-offs totaled $18.2 million, or 0.34% annualized of total average loans, compared to $11.8 million, or 0.23% annualized in the prior-year quarter, primarily due to the loan sale. For the originated portfolio, net charge-offs were $14.8 million, or 0.36% annualized of total average originated loans, compared to $12.7 million or 0.38% annualized of total average originated loans. The ratio of the allowance for loan losses to total loans and leases was 0.82% and 0.81% at June 30, 2018 and June 30, 2017, respectively. For the originated portfolio, the allowance for loan losses to total originated loans was 1.02%, compared to 1.15% at June 30, 2017, with the decline primarily attributable to the utilization of previously-established reserves related to the loan sale.
The effective tax rate was 19.4%, compared to 28.5%, reflecting the passage of the Tax Cuts and Jobs Act (TCJA), which lowered the U.S. corporate income tax rate from 35% to 21% as of January 1, 2018.

The tangible common equity to tangible assets ratio (non-GAAP) decreased 4 basis points to 6.79% at June 30, 2018, compared to 6.83% at June 30, 2017. The decline was primarily due to a $54 million reduction in the valuation of net deferred tax assets related to the enactment of the TCJA during the fourth quarter of 2017. The tangible book value per common share (non-GAAP) was $6.26 at June 30, 2018, an increase of $0.26 from June 30, 2017.
Second Quarter 2018 Results – Comparison to Prior Quarter
Net interest income totaled $239.4 million, increasing $13.3 million or 5.9%. The net interest margin (FTE) (non-GAAP) expanded 12 basis points to 3.51% and included $5.8 million of incremental purchase accounting accretion and $10.2 million of cash recoveries, compared to $4.8 million and $1.1 million, respectively, in the first quarter. The tax equivalent adjustment to net interest income totaled $3.3 million, compared to $3.1 million, and the impact of the tax equivalent adjustment to net interest margin was 0.05% for both quarters. Total average earning assets increased $431 million, or 6.3% annualized, due to average loan growth of $289 million and a $217 million increase in average securities.
Average loans totaled $21.4 billion and increased 5.5% annualized, primarily due to strong growth in the consumer portfolio. Average commercial loan growth totaled $100 million, or 3.0% annualized, led by strong commercial origination activity in the Cleveland, Mid-Atlantic (Greater Baltimore-Washington D.C.) and Pennsylvania community markets. Average consumer loan growth was $190 million, or 9.7% annualized, as continued growth in residential mortgage loans of $91 million, or 13.3% annualized, and indirect auto loans of $151 million, or 41.2% annualized, was partially offset by declines in direct installment and consumer line of credit average balances.
Average deposits totaled $22.5 billion and increased $314 million, or 5.7% annualized, as growth in average time deposits and average noninterest bearing deposits of $175 million and $157 million, respectively, was partially offset by slightly lower interest-bearing transaction deposits. The loan-to-deposit ratio was 96.1% at June 30, 2018, compared to 94.5% at March 31, 2018.
Non-interest income totaled $64.9 million, decreasing $2.6 million, or 3.9%, from the prior quarter. Excluding the previously mentioned loss on fixed assets, non-interest income increased $1.1 million. Securities commissions increased $0.2 million, or 4.8%, from the prior quarter, reflecting organic growth and increased brokerage activity. Capital markets increased $0.6 million, or 12.3%. Mortgage banking income increased 7.4% to $5.9 million and reflects higher seasonal volume.
Non-interest expense totaled $183.0 million, an increase of 7.0% compared to the prior quarter, and included branch consolidation expenses of $2.9 million and a $0.9 million discretionary 401(k) contribution made following tax reform. On an operating basis, non-interest expense totaled $179.2 million, an increase of $8.1 million or 4.7%. The primary driver of the linked-quarter increase in non-interest expense was a 10.5% increase in salaries and employee benefits related to items such as a large medical insurance claim of $2.6 million, annual employee merit raises and restricted stock awards which came into effect at the start of the quarter, a $1.0 million payroll tax rate adjustment and $1.3 million in wage increases for hourly employees instituted following tax reform. The efficiency ratio (non-GAAP) decreased to 55.6% from 55.8%.
The ratio of non-performing loans and OREO to total loans and OREO decreased 6 basis points to 0.61%, primarily due to a sale of $16 million of non-performing loans. For the originated portfolio, the ratio of non-performing loans and OREO to total loans and OREO decreased 10 basis points to 0.71%. Total delinquency remains at satisfactory levels, and total originated delinquency, defined as total past due and non-accrual originated loans as a percentage of total originated loans, improved 11 basis points to 0.68%, compared to 0.79% at March 31, 2018.
The provision for loan losses totaled $15.6 million, compared to $14.5 million in the prior quarter. Net charge-offs totaled $18.2 million, or 0.34% annualized of total average loans, compared to $10.6 million, or 0.20% annualized in the prior quarter, primarily due to the loan sale. For the originated portfolio, net charge-offs were $14.8 million, or 0.36% annualized of total average originated loans, compared to $11.0 million or 0.29% annualized of total average originated loans. The ratio of the allowance for loan losses to total loans and leases was 0.82% and 0.84% at June 30, 2018 and March 31, 2018, respectively. For the originated portfolio, the allowance for loan losses to total originated loans declined to 1.02% from to 1.08% at March 31, 2018, with the decline in allowance ratio primarily attributable to the utilization of previously-established reserves related to the loan sale.
The effective tax rate was 19.4%, compared to 19.7% in the prior quarter.

The tangible common equity to tangible assets ratio (non-GAAP) increased 1 basis point to 6.79% at June 30, 2018, compared to 6.78% at March 31, 2018. The tangible book value per common share (non-GAAP) was $6.26 at June 30, 2018, an increase of $0.12 from March 31, 2018.
June 30, 2018 Year-To-Date Results - Comparison to Prior Year-To-Date Period
Net interest income totaled $465.5 million, increasing $74.3 million, or 19.0%, reflecting average earning asset growth of $3.8 billion, or 16.1%, due to the benefit of balances acquired on March 11, 2017 and organic growth. The net interest margin (FTE) (non-GAAP) expanded 6 basis points to 3.45% and included $7.1 million of higher incremental purchase accounting accretion and $9.8 million of higher cash recoveries, compared to the first six months of 2017. The tax-equivalent adjustment to net interest income totaled $6.4 million, compared to $8.0 million, primarily due to the lower federal statutory tax rate.
Average loans totaled $21.3 billion, an increase of $3.0 billion, or 16.5%, due to the benefit from acquired balances and continued organic growth. Organic growth in total average loans equaled $1.0 billion, or 4.9%. Total average organic consumer loan growth of $506 million, or 6.8%, was led by strong growth in residential mortgage loans of $400 million and indirect auto loans of $281 million, partially offset by declines in consumer credit lines and direct installment balances. Organic growth in average commercial loans totaled $494 million, or 3.8%. Average deposits totaled $22.3 billion and increased $3.2 billion, or 16.6%, due to the benefit of acquired balances and average organic growth of $1.2 billion or 5.7%.
Non-interest income totaled $132.4 million, increasing $11.2 million or 9.2%. Excluding the $3.7 million loss on fixed assets related to branch consolidations, non-interest income for the first six months of 2018 increased $14.9 million, or 12.3%, and benefited from the expanded operations in North and South Carolina and continued expansion of our fee-based businesses of wealth management, capital markets, mortgage banking and insurance.
Non-interest expense totaled $354.1 million, increasing $2.8 million, or 0.8%. The first six months of 2018 included $2.9 million of branch consolidation expenses and a $0.9 million discretionary 401(k) contribution made following tax reform, and the first six months of 2017 included $54.1 million of merger-related expenses. Excluding these expenses, total non-interest expense increased $53.1 million, or 17.9%, with the increase primarily attributable to the expanded operations in North and South Carolina. The efficiency ratio (non-GAAP) was 55.7%, compared to 55.5% in the first six months of 2017.
The provision for loan losses was $30.0 million for the first six months of 2018, compared to $27.6 million for the first six months of 2017. Net charge-offs totaled $28.9 million, or 0.27% annualized of total average loans, compared to $20.0 million or 0.22% in the first six months of 2017, partially due to the loan sale in the second quarter of 2018. Originated net charge-offs were 0.33% annualized of total average originated loans, compared to 0.31% annualized of total average originated loans.
The effective tax rate was 19.5%, compared to 27.0%, reflecting the passage of the TCJA, which lowered the U.S. corporate income tax rate from 35% to 21% as of January 1, 2018. The effective tax rate for the first six months of 2017 was affected by merger-related items.
Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.
These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for or superior to, our reported results prepared in accordance with GAAP. In the event of such a disclosure or release of non-GAAP financial measures, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP (included in the tables at the end of this release).
Management believes charges such as merger expenses, branch consolidation costs and special employee 401(k) contributions related to tax reform are not organic costs to run our operations and facilities. These charges principally represent expenses to satisfy contractual obligations of the acquired entity or closed branch without any useful ongoing benefit to us. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.
The second quarter 2018 results continued to reflect the change in the statutory federal income tax rate from 35% to 21% effective as of January 1, 2018 as a result of the enactment of the TCJA. The fourth quarter 2017 results were unfavorably impacted by income tax expense from the new federal tax legislation primarily attributed to revaluation of net deferred tax assets at the lower statutory tax rate.  Our business segment results for the fourth quarter of 2017 reflect the allocation of the impact of the new tax legislation to our business segments, primarily the revaluation of the net deferred tax positions allocated to these segments where certain income tax effects could be reasonably estimated.  These were included as provisional amounts as of December 31, 2017.  As a result, these provisional amounts could be adjusted during the measurement period, which will end on December 22, 2018, one year after the TCJA enactment date.  No changes have been made to these provisional amounts in the first half of 2018 as we continue to finalize our analysis.

To provide more meaningful comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP).  Taxable equivalent amounts for the 2018 period were calculated using a federal income tax rate of 21% provided under the TCJA (effective January 1, 2018).  Amounts for the 2017 periods were calculated using the previously applicable statutory federal income tax rate of 35%.

Cautionary Statement Regarding Forward-Looking Information
A number of statements (i) in this earnings release, (ii) in our presentations, and (iii) in our responses to questions on our conference call discussing our quarterly results and transactions, strategies and plans may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations relative to business and financial metrics, our outlook regarding revenues, expenses, earnings, liquidity, asset quality and statements regarding the impact of technology enhancements and customer and business process improvements.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. We assume no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events, except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
Such forward-looking statements may be expressed in a variety of ways, including the use of future and present tense language expressing expectations or predictions of future financial or business performance or conditions based on current performance and trends. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. These forward-looking statements involve certain risks and uncertainties. In addition to factors previously disclosed in our reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; potential difficulties encountered in expanding into a new and remote geographic market; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business and technology initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with acquisitions and divestitures; inability to originate and re-sell mortgage loans in accordance with business plans; economic conditions; interruption in or breach of security of our information systems; integrity and functioning of products, information systems and services provided by third party external vendors; changes in tax rules and regulations or interpretations including, but not limited to, the recently enacted TCJA; changes in accounting policies, standards and interpretations; liquidity risk; changes in asset valuations; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Consumer Financial Protection Bureau, the Federal Deposit Insurance Corporation and legislative and regulatory actions and reforms.
Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2017, our subsequent quarterly 2018 Form 10-Q's (including the risk factors and risk management discussions) and our other subsequent filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-relations-shareholder-services. We have included our web address as an inactive textual reference only. Information on our website is not part of this earnings release.

Conference Call
FNB's Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, will host a conference call to discuss the Company's financial results on Tuesday, July 24, 2018, at 10:30 AM ET.
Participants are encouraged to pre-register for the conference call at http://dpregister.com/10121652. Callers who pre-register will be provided a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.
Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 or (412) 317-5133 for international callers. Participants should ask to be joined into the F.N.B. Corporation call.
Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the "Investor Relations and Shareholder Services" section of the Corporation's website at www.fnbcorporation.com. Access to the live webcast will begin approximately 30 minutes prior to the start of the call.

Presentation Materials: Presentation slides and the earnings release will also be available prior to the start of the call on the "Investor Relations and Shareholder Services" section of the Corporation's website at www.fnbcorporation.com.
A replay of the call will be available shortly after the completion of the call until midnight ET on Tuesday, July 31, 2018. The replay can be accessed by dialing (877) 344-7529 or (412) 317-0088 for international callers; the conference replay access code is 10121652. Following the call, the related presentation materials will be posted to the "Investor Relations and Shareholder Services" section of F.N.B. Corporation's website at www.fnbcorporation.com.
About F.N.B. Corporation
F.N.B. Corporation (NYSE:FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in eight states. FNB holds a significant retail deposit market share in attractive markets including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of $32 billion, and more than 400 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina and South Carolina. The Company also operates Regency Finance Company, which has more than 75 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee. On June 7, 2018, FNB announced that it has entered into an agreement to sell Regency Finance Company, with a closing expected prior to the end of 2018.
FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.
The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.
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Analyst/Institutional Investor Contact:
Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)
lazzaro@fnb-corp.com;
Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)
				% Variance
				2Q18	2Q18	For the Six Months Ended June 30,		%
Statement of Earnings	2Q18	1Q18	2Q17	1Q18	2Q17	2018	2017	Var.
Interest income	$294,117	$272,927	$251,034	7.8	17.2	$567,044	$445,727	27.2
Interest expense	54,762	46,822	32,619	17.0	67.9	101,584	54,560	86.2
Net interest income	239,355	226,105	218,415	5.9	9.6	465,460	391,167	19.0
Provision for credit losses	15,554	14,495	16,756	7.3	(7.2)	30,049	27,606	8.8
Non-interest income:
Service charges	31,114	30,077	32,090	3.4	(3.0)	61,191	56,671	8.0
Trust services	6,469	6,448	5,715	0.3	13.2	12,917	11,462	12.7
Insurance commissions and fees	4,567	5,135	4,347	(11.1)	5.1	9,702	9,488	2.3
Securities commissions and fees	4,526	4,319	3,887	4.8	16.4	8,845	7,510	17.8
Capital markets income	5,854	5,214	5,004	12.3	17.0	11,068	8,851	25.0
Mortgage banking operations	5,940	5,529	5,173	7.4	14.8	11,469	8,963	28.0
Net securities gains	31	—	493	n/m	n/m	31	3,118	n/m
Other	6,388	10,781	9,369	(40.7)	(31.8)	17,169	15,131	13.5
Total non-interest income	64,889	67,503	66,078	(3.9)	(1.8)	132,392	121,194	9.2
Total revenue	304,244	293,608	284,493	3.6	6.9	597,852	512,361	16.7
Non-interest expense:
Salaries and employee benefits	98,671	89,326	84,899	10.5	16.2	187,997	158,477	18.6
Occupancy and equipment	29,332	30,033	26,480	(2.3)	10.8	59,365	47,459	25.1
FDIC insurance	9,167	8,834	9,376	3.8	(2.2)	18,001	14,763	21.9
Amortization of intangibles	3,811	4,218	4,813	(9.6)	(20.8)	8,029	7,911	1.5
Other real estate owned	2,233	1,367	1,008	63.4	121.5	3,600	1,991	80.8
Merger-related	—	—	1,354	n/m	n/m	—	54,078	n/m
Other	39,799	37,305	35,784	6.7	11.2	77,104	66,590	15.8
Total non-interest expense	183,013	171,083	163,714	7.0	11.8	354,096	351,269	0.8
Income before income taxes	105,677	108,030	104,023	(2.2)	1.6	213,707	133,486	60.1
Income taxes	20,471	21,268	29,617	(3.7)	(30.9)	41,739	36,101	15.6
Net income	85,206	86,762	74,406	(1.8)	14.5	171,968	97,385	76.6
Preferred stock dividends	2,010	2,010	2,010	—	—	4,020	4,020	—
Net income available to common stockholders	$83,196	$84,752	$72,396	(1.8)	14.9	$167,948	$93,365	79.9
Earnings per common share
Basic	$0.26	$0.26	$0.22	—	18.2	$0.52	$0.33	57.6
Diluted	$0.26	$0.26	$0.22	—	18.2	$0.52	$0.33	57.6
n/m - not meaningful

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)
				% Variance
				2Q18	2Q18
Balance Sheets (at period end)	2Q18	1Q18	2Q17	1Q18	2Q17
Assets
Cash and due from banks	$398,641	$325,101	$397,482	22.6	0.3
Interest bearing deposits with banks	35,058	61,228	125,136	(42.7)	(72.0)
Cash and cash equivalents	433,699	386,329	522,618	12.3	(17.0)
Securities available for sale	3,002,787	2,927,463	2,593,455	2.6	15.8
Securities held to maturity	3,295,081	3,224,000	3,075,634	2.2	7.1
Loans held for sale	44,112	37,982	168,727	16.1	(73.9)
Loans and leases, net of unearned income	21,659,582	21,262,397	20,533,298	1.9	5.5
Allowance for credit losses	(176,574)	(179,247)	(165,699)	(1.5)	6.6
Net loans and leases	21,483,008	21,083,150	20,367,599	1.9	5.5
Premises and equipment, net	324,659	333,424	335,297	(2.6)	(3.2)
Goodwill	2,251,349	2,251,281	2,244,972	—	0.3
Core deposit and other intangible assets, net	84,096	87,858	101,682	(4.3)	(17.3)
Bank owned life insurance	532,135	529,843	476,363	0.4	11.7
Other assets	806,637	791,023	867,379	2.0	(7.0)
Total Assets	$32,257,563	$31,652,353	$30,753,726	1.9	4.9
Liabilities
Deposits:
Non-interest bearing demand	$5,926,473	$5,748,568	$5,544,753	3.1	6.9
Interest bearing demand	9,134,954	9,407,111	9,221,408	(2.9)	(0.9)
Savings	2,607,372	2,600,151	2,562,259	0.3	1.8
Certificates and other time deposits	4,870,988	4,741,259	3,723,287	2.7	30.8
Total Deposits	22,539,787	22,497,089	21,051,707	0.2	7.1
Short-term borrowings	4,334,146	3,802,480	4,425,967	14.0	(2.1)
Long-term borrowings	628,938	659,890	656,883	(4.7)	(4.3)
Other liabilities	281,450	259,441	226,731	8.5	24.1
Total Liabilities	27,784,321	27,218,900	26,361,288	2.1	5.4
Stockholders' Equity
Preferred Stock	106,882	106,882	106,882	—	—
Common stock	3,262	3,255	3,250	0.2	0.4
Additional paid-in capital	4,043,124	4,037,847	4,024,576	0.1	0.5
Retained earnings	457,326	413,340	333,201	10.6	37.3
Accumulated other comprehensive loss	(115,885)	(108,724)	(56,383)	6.6	105.5
Treasury stock	(21,467)	(19,147)	(19,088)	12.1	12.5
Total Stockholders' Equity	4,473,242	4,433,453	4,392,438	0.9	1.8
Total Liabilities and Stockholders' Equity	$32,257,563	$31,652,353	$30,753,726	1.9	4.9

F.N.B. Corporation	2Q18			1Q18			2Q17
(Unaudited)		Interest	Average		Interest	Average		Interest	Average
(Dollars in thousands)	Average	Earned	Yield	Average	Earned	Yield	Average	Earned	Yield
	Outstanding	or Paid	or Rate	Outstanding	or Paid	or Rate	Outstanding	or Paid	or Rate
Assets
Interest bearing deposits with banks	$47,783	$267	2.24%	$103,904	$360	1.40%	$87,750	$161	0.74%
Taxable investment securities (2)	5,218,200	28,995	2.22	5,046,294	26,879	2.13	4,923,492	25,130	2.04
Non-taxable investment securities (1)	995,704	8,727	3.51	951,021	8,278	3.48	683,465	7,128	4.17
Loans held for sale	46,667	767	6.58	65,897	911	5.56	93,312	1,702	8.70
Loans and leases (1) (3)	21,445,030	258,680	4.84	21,155,619	239,602	4.58	20,361,047	221,387	4.37
Total Interest Earning Assets (1)	27,753,384	297,436	4.30	27,322,735	276,030	4.08	26,149,066	255,508	3.92
Cash and due from banks	359,714			358,717			338,752
Allowance for loan losses	(182,598)			(180,478)			(165,888)
Premises and equipment	331,739			336,816			350,255
Other assets	3,685,512			3,656,716			3,692,460
Total Assets	$31,947,751			$31,494,506			$30,364,645
Liabilities
Deposits:
Interest-bearing demand	$9,287,811	13,691	0.59	$9,388,774	11,454	0.49	$9,297,726	8,256	0.36
Savings	2,620,084	1,490	0.24	2,536,439	1,031	0.17	2,592,726	641	0.10
Certificates and other time	4,811,842	15,868	1.30	4,637,032	13,984	1.20	3,798,714	7,856	0.83
Short-term borrowings	4,098,161	18,409	1.79	3,985,254	15,207	1.54	3,886,410	10,959	1.13
Long-term borrowings	650,562	5,304	3.27	660,970	5,146	3.16	680,414	4,907	2.89
Total Interest Bearing Liabilities	21,468,460	54,762	1.02	21,208,469	46,822	0.89	20,255,990	32,619	0.65
Non-interest bearing demand deposits	5,764,144			5,607,640			5,466,286
Other liabilities	253,637			248,128			255,931
Total Liabilities	27,486,241			27,064,237			25,978,207
Stockholders' equity	4,461,510			4,430,269			4,386,438
Total Liabilities and Stockholders' Equity	$31,947,751			$31,494,506			$30,364,645
Net Interest Earning Assets	$6,284,924			$6,114,266			$5,893,076
Net Interest Income (FTE) (1)		242,674			229,208			222,889
Tax Equivalent Adjustment		(3,319)			(3,103)			(4,474)
Net Interest Income		$239,355			$226,105			$218,415
Net Interest Spread			3.28%			3.19%			3.27%
Net Interest Margin (1)			3.51%			3.39%			3.42%

(1)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21% in 2018 and 35% in 2017 for each period presented.

(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)
Average balances for loans include non-accrual loans.  Loans and leases consist of average total loans and leases less average unearned income.  The amount of loan fees included in interest income is immaterial.

F.N.B. Corporation	Six Months Ended June 30,
(Unaudited)	2018			2017
(Dollars in thousands)		Interest	Average		Interest	Average
	Average	Earned	Yield	Average	Earned	Yield
	Outstanding	or Paid	or Rate	Outstanding	or Paid	or Rate
Assets
Interest bearing deposits with banks	$75,689	$627	1.67%	$86,712	$341	0.79%
Federal funds sold	—	—	—	2,277	8	0.72
Taxable investment securities (2)	5,132,722	55,874	2.18	4,702,692	47,609	2.02
Non-taxable investment securities (1)	973,486	17,005	3.49	592,342	12,318	4.16
Loans held for sale	56,229	1,678	5.99	53,059	1,868	7.96
Loans and leases (1) (3)	21,301,124	498,282	4.71	18,287,280	391,579	4.32
Total Interest Earning Assets (1)	27,539,250	573,466	4.19	23,724,362	453,723	3.85
Cash and due from banks	359,218			316,867
Allowance for loan losses	(181,544)			(163,642)
Premises and equipment	334,264			312,292
Other assets	3,671,193			3,040,903
Total Assets	$31,722,381			$27,230,782
Liabilities
Deposits:
Interest-bearing demand	$9,338,014	25,146	0.54	$8,362,233	13,087	0.32
Savings	2,578,492	2,523	0.20	2,503,259	1,162	0.09
Certificates and other time	4,724,920	29,849	1.25	3,346,434	14,244	0.86
Short-term borrowings	4,042,020	33,616	1.67	3,546,112	17,633	1.00
Long-term borrowings	655,737	10,450	3.21	607,991	8,434	2.80
Total Interest Bearing Liabilities	21,339,183	101,584	0.96	18,366,029	54,560	0.60
Non-interest bearing demand deposits	5,686,324			4,943,226
Other liabilities	250,898			220,574
Total Liabilities	27,276,405			23,529,829
Stockholders' equity	4,445,976			3,700,953
Total Liabilities and Stockholders' Equity	$31,722,381			$27,230,782
Net Interest Earning Assets	$6,200,067			$5,358,333
Net Interest Income (FTE) (1)		471,882			399,163
Tax Equivalent Adjustment		(6,422)			(7,996)
Net Interest Income		$465,460			$391,167
Net Interest Spread			3.23%			3.25%
Net Interest Margin (1)			3.45%			3.39%

(1)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21% in 2018 and 35% in 2017.

(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)
Average balances for loans include non-accrual loans.  Loans and leases consist of average total loans and leases less average unearned income.  The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)

				For the Six Months Ended June 30,
	2Q18	1Q18	2Q17	2018	2017
Performance ratios
Return on average equity	7.66%	7.94%	6.80%	7.80%	5.31%
Return on average tangible equity (1)	16.66%	17.48%	15.26%	17.06%	11.28%
Return on average tangible common equity (1)	17.14%	18.01%	15.69%	17.57%	11.51%
Return on average assets	1.07%	1.12%	0.98%	1.09%	0.72%
Return on average tangible assets (1)	1.19%	1.25%	1.11%	1.22%	0.82%
Net interest margin (FTE) (2)	3.51%	3.39%	3.42%	3.45%	3.39%
Yield on earning assets (FTE) (2)	4.30%	4.08%	3.92%	4.19%	3.85%
Cost of interest-bearing liabilities	1.02%	0.89%	0.65%	0.96%	0.60%
Cost of funds	0.81%	0.71%	0.51%	0.76%	0.47%
Efficiency ratio (1)	55.64%	55.78%	54.26%	55.71%	55.54%
Effective tax rate	19.37%	19.69%	28.47%	19.53%	27.04%
Capital ratios
Equity / assets (period end)	13.87%	14.01%	14.28%
Common equity / assets (period end)	13.54%	13.67%	13.94%
Leverage ratio	7.63%	7.59%	7.64%
Tangible equity / tangible assets (period end) (1)	7.14%	7.14%	7.20%
Tangible common equity / tangible assets (period end) (1)	6.79%	6.78%	6.83%
Common stock data
Average diluted shares outstanding	325,730,049	325,766,968	324,867,759	325,729,192	282,285,482
Period end shares outstanding	324,258,342	323,686,993	323,226,474
Book value per common share	$13.47	$13.37	$13.26
Tangible book value per common share (1)	$6.26	$6.14	$6.00
Dividend payout ratio (common)	47.13%	46.10%	53.89%	46.61%	69.15%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21% in 2018 and 35% in 2017.

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)
				Percent Variance
				2Q18	2Q18
	2Q18	1Q18	2Q17	1Q18	2Q17
Balances at period end
Loans and Leases:
Commercial real estate	$8,834,322	$8,811,475	$8,822,929	0.3	0.1
Commercial and industrial	4,301,387	4,279,969	3,910,927	0.5	10.0
Commercial leases	337,397	279,582	226,483	20.7	49.0
Other	43,351	39,347	30,079	10.2	44.1
Commercial loans and leases	13,516,457	13,410,373	12,990,418	0.8	4.0
Direct installment	1,892,080	1,871,639	1,949,979	1.1	(3.0)
Residential mortgages	2,850,970	2,762,101	2,429,843	3.2	17.3
Indirect installment	1,746,509	1,524,501	1,374,524	14.6	27.1
Consumer LOC	1,653,566	1,693,783	1,788,534	(2.4)	(7.5)
Consumer loans	8,143,125	7,852,024	7,542,880	3.7	8.0
Total loans and leases	$21,659,582	$21,262,397	$20,533,298	1.9	5.5

				Percent Variance
Average balances				2Q18	2Q18	For the Six Months Ended June 30,		%
Loans and Leases:	2Q18	1Q18	2Q17	1Q18	2Q17	2018	2017	Var.
Commercial real estate	$8,824,628	$8,809,648	$8,779,618	0.2	0.5	$8,824,684	$7,441,408	18.6
Commercial and industrial	4,290,678	4,225,318	3,851,803	1.5	11.4	4,250,674	3,617,098	17.5
Commercial leases	287,796	272,295	199,648	5.7	44.2	280,088	197,913	41.5
Other	51,203	47,170	53,075	8.5	(3.5)	49,198	49,027	0.3
Commercial loans and leases	13,454,305	13,354,431	12,884,144	0.7	4.4	13,404,644	11,305,446	18.6
Direct installment	1,880,657	1,884,302	1,956,027	(0.2)	(3.9)	1,882,469	1,912,862	(1.6)
Residential mortgages	2,813,829	2,723,257	2,412,881	3.3	16.6	2,768,793	2,192,353	26.3
Indirect installment	1,625,344	1,474,005	1,310,729	10.3	24.0	1,550,093	1,268,841	22.2
Consumer LOC	1,670,895	1,719,624	1,797,266	(2.8)	(7.0)	1,695,125	1,607,778	5.4
Consumer loans	7,990,725	7,801,188	7,476,903	2.4	6.9	7,896,480	6,981,834	13.1
Total loans and leases	$21,445,030	$21,155,619	$20,361,047	1.4	5.3	$21,301,124	$18,287,280	16.5

F.N.B. CORPORATION
(Unaudited)				Percent Variance
(Dollars in thousands)				2Q18	2Q18
Asset Quality Data	2Q18	1Q18	2Q17	1Q18	2Q17
Non-Performing Assets
Non-performing loans (1)
Non-accrual loans	$68,696	$77,684	$95,303	(11.6)	(27.9)
Restructured loans	24,820	24,452	19,487	1.5	27.4
Non-performing loans	93,516	102,136	114,790	(8.4)	(18.5)
Other real estate owned (OREO) (2)	39,240	40,980	45,712	(4.2)	(14.2)
Total non-performing assets	$132,756	$143,116	$160,502	(7.2)	(17.3)
Non-performing loans / total loans and leases	0.43%	0.48%	0.56%
Non-performing loans / total originated loans and leases (3)	0.50%	0.58%	0.75%
Non-performing loans + OREO / total loans and leases + OREO	0.61%	0.67%	0.78%
Non-performing loans + OREO / total originated loans and leases + OREO (3)	0.71%	0.81%	1.08%
Non-performing assets / total assets	0.41%	0.45%	0.52%
Delinquency - Originated Portfolio (3)
Loans 30-89 days past due	$48,305	$50,412	$43,684	(4.2)	10.6
Loans 90+ days past due	7,227	7,304	8,448	(1.1)	(14.5)
Non-accrual loans	59,953	68,121	84,651	(12.0)	(29.2)
Total past due and non-accrual loans	$115,485	$125,837	$136,783	(8.2)	(15.6)
Total past due and non-accrual loans / total originated loans	0.68%	0.79%	0.99%
Delinquency - Acquired Portfolio (4) (5)
Loans 30-89 days past due	$43,474	$61,128	$86,943	(28.9)	(50.0)
Loans 90+ days past due	67,889	86,112	61,422	(21.2)	10.5
Non-accrual loans	8,743	9,563	10,652	(8.6)	(17.9)
Total past due and non-accrual loans	$120,106	$156,803	$159,017	(23.4)	(24.5)
Delinquency - Total Portfolio
Loans 30-89 days past due	$91,779	$111,540	$130,627	(17.7)	(29.7)
Loans 90+ days past due	75,116	93,416	69,870	(19.6)	7.5
Non-accrual loans	68,696	77,684	95,303	(11.6)	(27.9)
Total past due and non-accrual loans	$235,591	$282,640	$295,800	(16.6)	(20.4)

(1)	Does not include loans acquired at fair value ("acquired portfolio").
(2)	Includes all other real estate owned, including those balances acquired through business combinations that have been in acquired loans prior to foreclosure.
(3)	"Originated Portfolio" or "Originated Loans and Leases" equals loans and leases not included by definition in the Acquired Portfolio.
(4)
"Acquired Portfolio" or "Acquired Loans" equals loans acquired at fair value, accounted for in accordance with ASC 805. The risk of credit loss on these loans has been considered by virtue of our estimate of acquisition-date fair value and these loans are considered accruing as we primarily recognize interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.  Because acquired loans are initially recorded at an amount estimated to be collectible, losses on such loans, when incurred, are first applied against the non-accretable difference established in purchase accounting and then to any allowance for loan losses recognized subsequent to acquisition.

(5)	Represents contractual balances.

F.N.B. CORPORATION
(Unaudited)				Percent Variance
(Dollars in thousands)				2Q18	2Q18	For the Six Months Ended June 30,		%
Allowance Rollforward	2Q18	1Q18	2Q17	1Q18	2Q17	2018	2017	Var.

Allowance for Credit Losses - Originated Portfolio (2)
Balance at beginning of period	$172,410	$168,682	$154,214	2.2	11.8	$168,682	$150,791	11.9
Provision for credit losses	15,036	14,770	17,538	1.8	(14.3)	29,805	28,875	3.2
Net loan charge-offs	(14,831)	(11,042)	(12,660)	34.3	17.1	(25,872)	(20,574)	25.8
Allowance for credit losses - originated portfolio (2)	$172,615	$172,410	$159,092	0.1	8.5	$172,615	$159,092	8.5
Allowance for credit losses (originated loans and leases) / total originated loans and leases (2)	1.02%	1.08%	1.15%
Allowance for credit losses (originated loans and leases) / total non-performing loans (1)	203.62%	186.24%	152.77%
Net loan charge-offs on originated loans and leases (annualized) / total average originated loans and leases (2)	0.36%	0.29%	0.38%			0.33%	0.31%
Allowance for Credit Losses - Acquired Portfolio (3)
Balance at beginning of period	$6,837	$6,698	$6,568	2.1	4.1	$6,698	$7,268	(7.8)
Provision for credit losses	518	(275)	(782)	(288.4)	(166.2)	244	(1,269)	(119.2)
Net loan (charge-offs)/recoveries	(3,396)	414	821	(920.3)	(513.6)	(2,983)	608	(590.6)
Allowance for credit losses - acquired portfolio (3)	$3,959	$6,837	$6,607	(42.1)	(40.1)	$3,959	$6,607	(40.1)
Allowance for Credit Losses - Total Portfolio
Balance at beginning of period	$179,247	$175,380	$160,782	2.2	11.5	$175,380	$158,059	11.0
Provision for credit losses	15,554	14,495	16,756	7.3	(7.2)	30,049	27,606	8.8
Net loan (charge-offs)/recoveries	(18,227)	(10,628)	(11,839)	71.5	54.0	(28,855)	(19,966)	44.5
Total allowance for credit losses	$176,574	$179,247	$165,699	(1.5)	6.6	$176,574	$165,699	6.6
Allowance for credit losses / total loans and leases	0.82%	0.84%	0.81%
Net loan charge-offs (annualized) / total average loans and leases	0.34%	0.20%	0.23%			0.27%	0.22%

(1)	Does not include loans acquired at fair value ("acquired portfolio").
(2)	"Originated Portfolio" or "Originated Loans and Leases" equals loans and leases not included by definition in the Acquired Portfolio.
(3)
"Acquired Portfolio" or "Acquired Loans" equals loans acquired at fair value, accounted for in accordance with ASC 805. The risk of credit loss on these loans has been considered by virtue of our estimate of acquisition-date fair value and these loans are considered accruing as we primarily recognize interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.  Because acquired loans are initially recorded at an amount estimated to be collectible, losses on such loans, when incurred, are first applied against the non-accretable difference established in purchase accounting and then to any allowance for loan losses recognized subsequent to acquisition.

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers.  The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP.  The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.

				% Variance
				2Q18	2Q18	For the Six Months Ended June 30,		%
Operating net income available to common stockholders:	2Q18	1Q18	2Q17	1Q18	2Q17	2018	2017	Var.
Net income available to common stockholders	$83,196	$84,752	$72,396			$167,948	$93,365
Merger-related expense	—	—	1,354			—	54,078
Tax benefit of merger-related expense	—	—	(419)			—	(17,998)
Merger-related net securities gains	—	—	—			—	(2,609)
Tax expense of merger-related net securities gains	—	—	—			—	913
Discretionary 401(k) contribution	874	—	—			874	—
Tax benefit of discretionary 401(k) contribution	(184)	—	—			(184)	—
Branch consolidation costs	6,616	—	—			6,616	—
Tax benefit of branch consolidation costs	(1,389)	—	—			(1,389)	—
Operating net income available to common stockholders (non-GAAP)	$89,113	$84,752	$73,331	5.1	21.5	$173,865	$127,749	36.1

Operating earnings per diluted common share:
Earnings per diluted common share	$0.26	$0.26	$0.22			$0.52	$0.33
Merger-related expense	—	—	0.01			—	0.19
Tax benefit of merger-related expense	—	—	—			—	(0.06)
Merger-related net securities gains	—	—	—			—	(0.01)
Discretionary 401(k) contribution	—	—	—			—	—
Tax benefit of discretionary 401(k) contribution	—	—	—			—	—
Branch consolidation costs	0.02	—	—			0.02	—
Tax benefit of branch consolidation costs	(0.01)	—	—			(0.01)	—
Operating earnings per diluted common share (non-GAAP)	$0.27	$0.26	$0.23	3.8	17.4	$0.53	$0.45	17.8

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)				For the Six Months Ended June 30,
	2Q18	1Q18	2Q17	2018	2017
Return on average tangible equity:
Net income (annualized)	$341,762	$351,867	$298,443	$346,786	$196,384
Amortization of intangibles, net of tax (annualized)	12,077	13,513	12,547	12,791	10,369
Tangible net income (annualized) (non-GAAP)	$353,839	$365,380	$310,990	$359,577	$206,753

Average total stockholders' equity	$4,461,510	$4,430,269	$4,386,438	$4,445,976	$3,700,953
Less: Average intangibles(1)	(2,337,249)	(2,339,783)	(2,348,767)	(2,338,509)	(1,867,911)
Average tangible stockholders' equity (non-GAAP)	$2,124,261	$2,090,486	$2,037,671	$2,107,467	$1,833,042

Return on average tangible equity (non-GAAP)	16.66%	17.48%	15.26%	17.06%	11.28%
Return on average tangible common equity:
Net income available to common stockholders (annualized)	$333,699	$343,716	$290,381	$338,679	$188,277
Amortization of intangibles, net of tax (annualized)	12,077	13,513	12,547	12,791	10,369
Tangible net income available to common stockholders (annualized) (non-GAAP)	$345,776	$357,229	$302,928	$351,470	$198,646

Average total stockholders' equity	$4,461,510	$4,430,269	$4,386,438	$4,445,976	$3,700,953
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangibles(1)	(2,337,249)	(2,339,783)	(2,348,767)	(2,338,509)	(1,867,911)
Average tangible common equity (non-GAAP)	$2,017,379	$1,983,604	$1,930,789	$2,000,585	$1,726,160

Return on average tangible common equity (non-GAAP)	17.14%	18.01%	15.69%	17.57%	11.51%
Return on average tangible assets:
Net income (annualized)	$341,762	$351,867	$298,443	$346,786	$196,384
Amortization of intangibles, net of tax (annualized)	12,077	13,513	12,547	12,791	10,369
Tangible net income (annualized) (non-GAAP)	$353,839	$365,380	$310,990	$359,577	$206,753

Average total assets	$31,947,751	$31,494,506	$30,364,645	$31,722,381	$27,230,782
Less: Average intangibles(1)	(2,337,249)	(2,339,783)	(2,348,767)	(2,338,509)	(1,867,911)
Average tangible assets (non-GAAP)	$29,610,502	$29,154,723	$28,015,878	$29,383,872	$25,362,871

Return on average tangible assets (non-GAAP)	1.19%	1.25%	1.11%	1.22%	0.82%
Tangible book value per common share:
Total stockholders' equity	$4,473,242	$4,433,453	$4,392,438
Less: preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: intangibles(1)	(2,335,445)	(2,339,139)	(2,346,653)
Tangible common equity (non-GAAP)	$2,030,915	$1,987,432	$1,938,903

Common shares outstanding	324,258,342	323,686,993	323,226,474

Tangible book value per common share (non-GAAP)	$6.26	$6.14	$6.00

(1) Excludes loan servicing rights

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)				For the Six Months Ended June 30,
	2Q18	1Q18	2Q17	2018	2017
Tangible equity / tangible assets (period end):
Total stockholders' equity	$4,473,242	$4,433,453	$4,392,438
Less: intangibles(1)	(2,335,445)	(2,339,139)	(2,346,653)
Tangible equity (non-GAAP)	$2,137,797	$2,094,314	$2,045,785

Total assets	$32,257,563	$31,652,353	$30,753,726
Less: intangibles(1)	(2,335,445)	(2,339,139)	(2,346,653)
Tangible assets (non-GAAP)	$29,922,118	$29,313,214	$28,407,073

Tangible equity / tangible assets (period end) (non-GAAP)	7.14%	7.14%	7.20%
Tangible common equity / tangible assets (period end):
Total stockholders' equity	$4,473,242	$4,433,453	$4,392,438
Less: preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: intangibles (1)	(2,335,445)	(2,339,139)	(2,346,653)
Tangible common equity (non-GAAP)	$2,030,915	$1,987,432	$1,938,903

Total assets	$32,257,563	$31,652,353	$30,753,726
Less: intangibles(1)	(2,335,445)	(2,339,139)	(2,346,653)
Tangible assets (non-GAAP)	$29,922,118	$29,313,214	$28,407,073

Tangible common equity / tangible assets (period end) (non-GAAP)	6.79%	6.78%	6.83%

KEY PERFORMANCE INDICATORS
Efficiency ratio (FTE):
Total non-interest expense	$183,013	$171,083	$163,714	$354,096	$351,269
Less: amortization of intangibles	(3,811)	(4,218)	(4,813)	(8,029)	(7,911)
Less: OREO expense	(2,233)	(1,367)	(1,008)	(3,600)	(1,991)
Less: merger-related expense	—	—	(1,354)	—	(54,078)
Less: discretionary 401(k) contribution	(874)	—	—	(874)	—
Less: branch consolidation costs	(2,939)	—	—	(2,939)	—
Adjusted non-interest expense	$173,156	$165,498	$156,539	$338,654	$287,289

Net interest income	$239,355	$226,105	$218,415	$465,460	$391,167
Taxable equivalent adjustment	3,319	3,103	4,474	6,422	7,996
Non-interest income	64,889	67,503	66,078	132,392	121,194
Less: net securities gains	(31)	—	(493)	(31)	(3,118)
Add: branch consolidation costs	3,677	—	—	3,677	—
Adjusted net interest income (FTE) + non-interest income	$311,209	$296,711	$288,474	$607,920	$517,239

Efficiency ratio (FTE) (non-GAAP)	55.64%	55.78%	54.26%	55.71%	55.54%
(1) Excludes loan servicing rights